Exhibit 99.1

MicroVision Announces 2015 Financial and Operating Results Marked by Year-Over-Year Revenue Growth of over 160 Percent

Company expects continued growth in 2016

REDMOND, Wash.--(BUSINESS WIRE)--March 8, 2016--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and imaging technology, today announced its 2015 operating and financial results and an overview of its 2016 business objectives.

2015 Operating Results

2015 was a year of significant growth for MicroVision. Progress was made on each of its stated goals for the year:

  Support its Fortune Global 100 customer with display module commercialization
  Develop new OEM/channel opportunities for display engine manufacturing partners that are incorporating PicoP® display technology
  Increase supply capacity for key components
  Achieve significant year-over-year growth through component sales and licensing of PicoP display technology
  Evolve technology platform to offer enhanced features and capabilities for licensees of PicoP display technology.

Below are specific accomplishments related to the 2015 goals.

Support Fortune Global 100 Customer

The company successfully provided manufacturing support services, and the customer launched its display engine in 2015. MicroVision recognized $1.5 million in revenue from this effort. In addition, in March 2015 MicroVision signed a multi-year licensing agreement with this customer that included an $8 million upfront payment to MicroVision.

New OEM/Channel Opportunities

In 2015 multiple products came to market with the display module manufactured by MicroVision’s Fortune Global 100 customer. Media and consumer reviews for these products, including the MP-CL1 pico projector offered around the world by the Fortune Global 100 customer directly, have been extremely positive and highlight the features and benefits enabled by MicroVision’s PicoP® scanning technology. Two of the products were among the top five pico projectors selling on Amazon.

In October Sharp Corporation unveiled RoBoHoN, its innovative mobile robot phone product, which includes an embedded display engine based on MicroVision’s PicoP scanning technology. RoBoHoN, an eight-inch tall walking, talking robot sporting an integrated Android phone system, generated a significant amount of positive media coverage upon its introduction. MicroVision and Sharp collaborated on the display engine that met the small form factor requirements to provide the robot with the integral functionality of projecting videos and photos on command. PicoP scanning technology provides the focus-free projected display that allows RoBoHoN to share content on any surface.

Looking beyond the products that came to market in 2015, a number of OEMs are in product development with the display module from the Fortune Global 100 customer. MicroVision expects several of these products to come to market later in 2016. Throughout the year the company also nurtured other relationships for future opportunities in emerging markets such as 3D imaging and augmented reality.

Increase Supply Capacity

Capacity was expanded in 2015 after receiving $14.5 million in purchase orders for key components. Equipment for the capacity expansion came online in Q4 2015. A shortage of parts manufactured by a contract manufacturer impacted the volume of third and fourth quarter shipments. MicroVision and its contract manufacturer addressed the issue and production resumed in mid-November.

Achieve Significant Year-Over-Year Growth

MicroVision achieved 164 percent revenue growth in 2015 with more than $9 million in total revenue for the year. Product and royalty revenue was $7.2 million more in 2015 than 2014 as a result of the company’s transition to production and commercialization of its PicoP scanning technology.

Evolve Technology Platform

In January MicroVision showcased an array of product concepts and demonstrations for its customers at CES 2016. Demonstrations covered four application areas the company has identified for its PicoP scanning technology platform: projection and display, automotive head up display, 3D imaging and eyewear.

2015 Financial Results

MicroVision reported the following financial results for the fourth quarter and year ended December 31, 2015:

  Annual revenue of $9.2 million in 2015, compared to $3.5 million in 2014. Revenue for the fourth quarter of 2015 was $ 1.8 million, compared to $0.7 million for the same quarter in 2014.
  Operating loss was $14.6 million for 2015, compared to $13.2 million in 2014, and $4.3 million for the fourth quarter of 2015 compared to $3.4 million for the same quarter in 2014.
  Net loss for the year of $14.5 million, or $0.31 per share, compared to $18.1 million, or $0.44 per share for the prior year and $4.3 million, or $0.09 per share, compared to $3.3 million or $0.08 per share for the same quarter in 2014. The 2014 net loss includes a $5.0 million non-cash loss on the exchange of warrants in the first quarter.
  Cash used in operations was $5.8 million in 2015, compared to $13.0 million for 2014 reflecting the $8 million up-front license fee received in early 2015.

As of December 31, 2015, backlog was $11.0 million and cash and cash equivalents were $7.9 million.

2016 Objectives and Outlook

“Last year was marked by significant progress and growth. In fact, we are in the best position of our company’s history with two customers in production with our technology,” said Alexander Tokman, president and CEO of MicroVision. “We are very optimistic about 2016 both in terms of revenue growth potential from pico projection and advancing our technology to address emerging applications such as augmented reality and 3D sensing and imaging.”

To attain its revenue growth goals MicroVision plans to continue supporting its Fortune Global 100 customer to secure design wins for pico projection applications. The company also looks forward to the commercial availability of Sharp’s innovative mobile robot phone product, RoBoHoN, that is expected to come to market later this year. The company also has programs in place that are expected to improve gross margin through improved efficiency and reduced cost in the production of its key components.

Looking to new markets for growth beyond 2016, MicroVision is investing in internal development of its PicoP scanning technology for new “beyond projection” applications. The company believes emerging products for augmented reality and 3D sensing and imaging can benefit from the unique ability of its technology to integrate projection and sensing capabilities in a single, tiny module.

Conference Call

The company will host a conference call today to discuss its financial and operating results for 2015, 2016 business objectives and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or + 1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 41934562. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section of the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1 (888) 843-7419 (U.S.) or +1-630-652-3042 (international), pass code 4193 4562#. The call-in replay will be available through March 15, 2016.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and imaging solution based on the laser beam scanning methodology pioneered by the company. MicroVision's platform approach for this advanced display and imaging solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future operating results, fulfillment of orders, component sales, pipeline development, ramping of supply chain, performance of contract parties under agreements, potential customer agreements, arrangements and sales, potential demand for MicroVision technology and potential applications and features of MicroVision technology, and those containing words such as “optimistic,” “potential,” “plans,” “objectives,” “would,” “could,” “goals,” “focus” and “expects,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, our ability to conclude agreements with potential customers, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2015	2014

Assets
Current Assets
Cash and cash equivalents	$7,888	$8,349
Accounts receivable, net	1,687	669
Inventory	862	116
Other current assets	638	491
Total current assets	11,075	9,625

Property and equipment, net	1,669	894
Restricted cash	435	435
Intangible assets, net	845	973
Other assets	18	18
Total assets	$14,042	$11,945

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$2,183	$1,626
Accrued liabilities	3,399	2,729
Deferred revenue	2,122	-
Billings on uncompleted contracts in excess of related costs	-	230
Total current liabilities	7,704	4,585

Deferred revenue, net of current portion	6,149	-
Deferred rent, net of current portion	342	488
Total liabilities	14,195	5,073

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	47	45
Additional paid-in capital	483,171	475,656
Accumulated deficit	(483,371)	(468,829)
Total shareholders' equity (deficit)	(153)	6,872
Total liabilities and shareholders' equity (deficit)	$14,042	$11,945

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Product revenue	$1,451	$334	$6,452	$352
Royalty revenue	388	14	1,165	40
Contract revenue	7	339	1,571	1,402
Development revenue	-	-	-	1,691
Total revenue	1,846	687	9,188	3,485

Cost of product revenue	1,463	200	6,384	228
Cost of contract revenue	4	309	796	816
Total cost of revenue	1,467	509	7,180	1,044

Gross margin	379	178	2,008	2,441

Research and development expense	2,540	1,919	8,680	9,067
Sales, marketing, general and administrative expense	2,139	1,618	7,879	7,005
Gain on sale of previously reserved inventory	-	(8)	(1)	(463)
Total operating expenses	4,679	3,529	16,558	15,609

Loss from operations	(4,300)	(3,351)	(14,550)	(13,168)

Loss on warrant exchange	-	-	-	(4,967)
Other income, net	2	5	8	15

Net loss	$(4,298)	$(3,346)	$(14,542)	$(18,120)

Net loss per share - basic and diluted	$(0.09)	$(0.08)	$(0.31)	$(0.44)

Weighted-average shares outstanding - basic and diluted	47,276	44,548	46,540	41,599

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Nicole Cobuzio, 732-212-0823 ext. 102 (media)
nicolec@lotus823.com